Exhibit 12

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                        For the Year Ended December 31,
                                                2002        2001       2000        1999       1998
                                               ----------------------------------------------------
                                                                    (Millions)
Earnings as Defined in regulation S-K (A):

Pre-tax Income from Continuing Operations      $ 320     $ 324     $   994     $ 1,163     $ 1,006
Fixed Charges
                                                 422       479         447         442         436
Preferred Securities Dividend Requirements
      of Consolidated Subsidiaries
                                                 (13)      (24)        (46)        (46)        (44)
AFUDC
                                                  (1)       (2)         (1)         (7)        (12)
                                               ----------------------------------------------------
Total Earnings                                 $ 728     $ 777     $ 1,394     $ 1,552     $ 1,386
                                               ====================================================

Fixed Charges as Defined in regulation S-K (B):

Total Interest Expense                         $ 407     $ 452     $   398     $   394     $   390
Interest Factor in Rentals
                                                   2         3           3           2           2
Preferred Securities Dividend Requirements
      of Consolidated Subsidiaries
                                                  13        24          46          46          44
                                               ----------------------------------------------------
Total Fixed Charges                            $ 422     $ 479     $   447     $   442     $   436
                                               ====================================================

Ratio of Earnings to Fixed Charges              1.73      1.62        3.12        3.51        3.18

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude
(a) the amount of any interest capitalized during the period (b) the actual amount of any preferred securities dividend requirements of majority-owned subsidiaries.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (including interest on the securitized debt) (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of majority-owned subsidiaries.